Form 10-K, Exhibit 13
period 1997-05-31
NUGGET EXPLORATION INC
filed 1997-11-03
CIK 356590

NUGGET EXPLORATION, INC. 1997 ANNUAL REPORT
For Fiscal Year Ended May 31, l997


FINANCIAL HIGHLIGHTS
Nugget Exploration, Inc. and Subsidiaries

                         Unaudited Year Ended May 31,
                               1996            1997
Revenues                       - 0 -           - 0 -
(Loss) from Operations        17,167          12,627
(Loss) per common share        0.001           0.001
Total Assets                 665,851         658,484
Long Term Obligations        613,384         613,384
Shares Outstanding        15,006,000      15,005,500


CONTENTS
Financial Highlights
President's Message
Business
Properties
Mangement's Discussion & Analysis of Operations
Treasurer's Report
Consolidated Balance Sheets
Consolidated Statement of Operations
Consolidated Statement of Changes in Financial Position
Consolidated Statement of Changes in Stockholder Equity
Corporate Data
Stock Prices
Voting Securities and Principal Shareholders
Executive Officers and Compensation

PRESIDENT'S MESSAGE

There has been little activity to report for the past fiscal year other than an exploratory lease taken by Newmont Gold on the Lewiston property in Fremont County.
Wyoming.
The State of Wyoming is planning to use federal Abandoned
Mine funds to do reclamation work on the Rock Creek property, also in Fremont County. The work will reclaim areas disturbed by a previous owner. Nugget has satisfied all of its reclamation obligations. When the work is completed, Management is hopeful that the property will be sold.

John W. MacGuire
John W. MacGuire
President

BUSINESS

Nugget Exploration, Inc. (Company) was incorporated in Nevada on July 24, l980 by John W. MacGuire, the Company's President. Mr. MacGuire and his wife, Mary C. MacGuire, contributed their interest in various mining properties for what constitutes about 25% (3,687,000 shares) of the Company's now outstanding stock. The remaining outstanding stock was issued for (i) interests in various mining properties, (ii) funds received from private placements, (iii) funds received in the Company's 1982 public offering and (iv) the purchase of 200,000 shares by employees.

The Company was organized to engage in the business of locating, acquiring, testing, exploring and mining gold, silver, uranium and other mineral properties. The Company also may engage in the exploration for oil, gas and coal. The Company now holds property interests in the United States. In addition to its current properties, the Company may acquire interests in other mining properties for exploration, and if it appears warranted, development and mining, or in some cases for resale or joint-venture.

Supplies and Equipment

The sources and availability of supplies and equipment essential to the Company's business are only limited to the extent that major mining supply firms are unable to provide the Company with the supplies it needs to conduct its business.

Competition

The mining industry in which the Company is engaged is in general, highly competitive. Competitors include well capitalized mining companies, and other companies having resources far greater than those of the Company. The Company encounters competition from these sources when attempting to acquire additional mineral interests. The Company's competitive position in the mineral industry is insignificant. If minerals are discovered under the properties or leases in which the Company owns interest, the availibility of ready markets for such mineral will depend upon a number of factors beyond the Company's control including the effect of federal and state regulations upon the extraction of minerals.


Environmental Regulation

The Company has satisfied all reclamation requirements on all of its properties.

UNITED STATES PROPERTIES

Wyoming Gold Claims

The Company holds sixteen patented mining claims in the Atlantic City-South Pass Mining district and nineteen patented mining claims in the Lewiston Mining District, Fremont County, Wyoming.

Due to the strong opposition of environmentalists to mining activities in the area and the increased recreational value of the Fremont County properties, the Company has offered them for sale. They are so identified on the Balance
Sheet.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

The Company had a negative working capital of about
$641,352 at May 31, l997, the end of its fiscal year.
Current operations are being sustained by borrowings from John W. MacGuire and Mary C. MacGuire, who are officers of the Company. The Company"s ability to develop properties depends upon management's success in obtaining additional sources of financing through bank loans, joint ventures, sales of properties and other arrangements. See
Treasurer's Report.

Results of Operations, 1997 compared to 1996

The net loss of approximately $12,627 in 1997 was less than the $17,176 loss in 1996 and was due primarily to overhead expense.

Results of Operations, 1996 compared to 1995

The net loss of approximately $17,176 in 1996 was less than the loss of $2,768 in 1995 and was due primarily to the abandonment of mining concessions.

Results of Operations, 1995 compared to 1994

The net loss of approximately $2,058 in 1995 is less than the loss of $4,768 in 1994 due to a reduction in general and administrative expense.

TREASURER'S REPORT

To the Board of Directors and Stockholders, Nugget
Exploration, Inc.

Due to financial restraints, a request was made to the Securities and Exchange Commission for an exemption under Rule 3-11 of Regulation S-X from the requirement of audited financial statements for the fiscal year ended May 31, l985. That permission was granted. Since the Company has been operating in a similar mode during the fiscal years ended
May 31, l986 through 1997, the financial statements for these years in this report are also unaudited but include all adjustments which are, in the opinion of management, necessary to present fairly the information set forth herein.

As discussed in Note 3, the Company's assets at May 31, l997 consist of mining claims. The ultimate recovery of the Company's investment in mining claims is dependent upon their disposition in a manner favorable to the Company. These matters are contingent upon future events which cannot be determined at this time.

As shown in the financial statements, the Company incurred a net loss of $12,627 for the year ended May 31, l997 and as of that date, the Company's liabilities exceeded its current assets by $596,361.

M. C. MacGuire, Treasurer
August 20, l997


NUGGET EXPLORATION, INC. (a development stage enterprise as defined in SFAS7) CONSOLIDATED BALANCE SHEETS (unaudited)

                        ASSETS
                                    May 31          May 31
                                     1996            1997
Current Assets

Cash                                    150              159
Properties Held for Sale            665,701          658,326

Total Assets                        665,851          658,484

           LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities

Short-Term Debt, Officers            50,220           54,592
Short-Term Debt, Officer             14,102           14,102
Accounts Payable                    113,133          114,071
Accrued Payroll                     418,750          418,750
Short Term Debt                      35,366           35,366
Other                                 4,580            4,580

Total Current Liabilities           636,151          641,461

Long-Term Liabilities
Long-Term Debt, Officers            155,203          155,203
Long-Term Debt,Officer              400,756          400,756
Long Term Debt, Other                57,425           57,425

Stockholders' Equity
Common Stock $0.01 par value
Authorized 50,000,000 shares        150,060          150,060
Issued and Outstanding
15,006,000                        3,201,741        3,201,741
Treasury Stock                                            50
Capital in Excess of Par
Value                            (3,935,485)      (3.948,112)
Deficit Accumulated during
Development Stage                  (583,684)        (596,361)

                                    665,851          658,484

The accompanying notes are an integral part of the consolidated financial statements.


NUGGET EXPLORATION, INC. (a development stage enterprise as defined in SFAS7) STATEMENT OF OPERATIONS (unaudited)


                                                               Cumulative
                                                               7-24-80
                                                               (Inception
                                  May 31, 1996    May 31, 1997 to 5-31-97
                                                               Compiled<F1>
tOTAL REVENUES                        - 0 -           - 0 -       133,239
                                    _______          _______    ________
Cost & Expense

General Administrative                   50           (12,627) (1,176,053)
Project Expense                        0                 0     (   34.697)
Depreciation & Amortization            0                 0     (  103,799)
Interest                               0                 0     (  189,885)
Loss on Abandonment of
Mining Claims & Leases, Net         (17,217)             0     (2,484,649)
Abandonment of Equipment               0                 0     (   79,641)
                                    _______           _______  _________
Total Cost & Expense                (17,167)          (12,627) (4,081,351)
                                    _______           ______   _________
Net Loss                            (17,167)          (12,627) (3,948,112)

Weighted Average Number of
Common Shares Outstanding        15,006,000        15,006,000

Net Loss Per Common Share             (.001)            (.001)


<F1>
See Treasurer's Report
The accompanying notes are an integral part of the consolidated financial statements



NUGGET EXPLORATION, INC. (a development stage enterprise as defined in SFAS7)

                                May 31, 1996    May 31, 1997  Cumulative
                                                              7/24/80
                                                              (Inception
                                                              to 5-31-97
                                                              Compiled)<F1>
Working Capital Applied to:
Net Loss                          (17,167)         (12,627)    (4,321,771)
Items not Providing (Requir-
ing) Working capital:
Depreciation, Amortization           0                0           103,799
Gain on sale, Properties             0                0           -19,314
Gain on sale, Equipment              0                0            -6,168
Loss on Abandonment and
Impairment, Mining Claims          17,217             0         2,860.397
Loss on Sale, Abandonment
of Equipment                         0                0            79,641
Working Capital Used in           ________         ________    ___________
Operations                             50          (12,627)    (1,303,416)
                                  ________         ________    ___________
Investment in Chilean
Gold Concessions                     0                0        (1,875,933)
Peruvian Gold Concessions            0                0           (17,055)
Property & Equipment               (5,487)          (2,625)    (2,068,803)
Deposit on Equipment                 0                0           (82,100)
Organization Expense                 0                0            (8,713)
Reduction, Long Term Debt            0                0           (15,291)
Reduction, Capitalized
Lease Obligations                    0                0           (18,078)
                                 _________         ________    ___________
                                   (5,437)         (15,252)    (5,389,389)

Working Capital Provided:
Issuance, Common Stock               0                0         3,333,201
Issuance, Stock Warrants             0                0               100
Sale of Property                     0                0           200,000
Sale, Equipment                      0                0            29,345
Decrease, Equipment Deposit          0                0             4,700
Lease of Properties                  0              10,000        106,400
Capitalized Lease
Obligations                          0                0            18,078
Long Term Debt                       0                0           677,114
Foreign Currency Adjustment          0                0           373,659
Other                                0                 (49)         5,440
                                _________          ________    __________
                                                                4,748,037

Increase (Decrease) in
Working Capital                                     (5,301)      (641,352)



Changes in Component of
Working Capital
Increase (Decrease) in
Current Assets
Cash                                   (7)               9

(Increase) Decrease in
Current Liabilities
Short-Term Debt, Officers          (2,197)          (4,372)       (54,592)
Short-Term Debt, Officer             0                 0          (14,102)
Short-Term Debt, Other               0                 0          (35,366)
Accounts Payable                   (3,233)            (938)      (114,071)

Accrued Payroll                      0                 0         (418,750)
Other                                0                 0           (4,580)
                                __________         _________    __________
                                   (5,430)           (5,310)     (641,352)

Increase (Decrease) in
Working capital                    (5,437)           (5,301)

Working Capital (Deficit)
Beginning of Period              (630,641)         (636,051)

Working Capital (Deficit)
End of Period                    (636,051)         (641,352)


<F1>
See Treasurer's Report




CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


          NUMBER   PAR VALUE  SUBSCRIBED  CAPITAL IN  CUMULATIVE DEFICIT
         OF SHARES                        EXCESS OF   FOREIGN    ACCUMULATED
                                          PAR VALUE   CURRENCY   DURING
                                                      ADJUSTMENT DEVELOPMENT

Inception
7-24-1980
Issuance
Property    3,240,000   32,400   0          172,644       0         0
For Cash      736,000    7,360   0           64,640       0         0
Private
Offering    3,000,000   30,000   0          720,000       0         0
Expense          0        0      0          (18,854)      0         0
Net loss                                                          (163,169)
Stock
Subscript.
Shares         80,000     0      20,000        0          0         0
For Cash                   800  (20,000      19,200       0         0
Public
Offering    5,000,000   50,000   0        2,450,000       0         0
Expense          0        0      0         (482,517)      0         0
Properties    800,000    8,000   0          241,528       0         0
Warrant          0        0      0              100
Net Loss         0        0      0             0          0       (460,922)
For Cash      200,000    2,000   0           26,000       0
              100,000    1,000   0            9,000       0

Balance
5-31-96    15,006,000  150,060   0        3,201,741       0     (3,935,485)
Treasury
Stock            0        0      0             0          0            (50)
Net Loss         0        0      0             0          0        (12,627)
Balance
5-31-97    15,006,000  150,060   0        3,201,741       0     (3,948,162)


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Formation and Operation of the Company:

Nugget Exploration, Inc. (Company) was incorporated under the laws of Nevada on July 24, 1980 for the purpose of exploring for and developing uranium, gold and other mineral properties. The Company has had limited operations to date and its activities have consisted primarily of raising equity capital and the acquisition and exploration of mineral properties; accordingly, the Company is considered to be a development stage enterprise as defined in SFAS7. Current operations are being funded by borrowings from the Company's officers.

The Company has incurred operating losses since its inception and has an excess of liabilities over assets of $596,361 at May 31, l997.

2. Summary of Significant Accounting Policies:

Principals of Cpnsolidation:

The consolidated financial statements include the accounts of Nugget Exploration, Inc. and its wholly owned subsidiaries, Carahue North, Inc. and Compania Minera
Nugget Chile, Limitada. All significant intercompany accounts and transactions have been eliminated.

Translation of Foreign Currencies:

Foreign exchange gains and losses are recorded as a component of stockholder's equity.

Mining Claims:

The Company defers costs directly attributable to the acquisition and exploration of mineral properties, pending a decision as to the commercial profitability of projects and also defers the cost of subsequent development of the mining properties. If commercially profitable ore reserves are developed, the deferred costs are amortized to expense on the unit-of-production method when the Company commences mining operations. Upon abandonment or sale of projects, all deferred costs relative to the specific project are expensed in the year abandoned or sold.

Mining claims are assessed periodically on a property-by-property basis to determine whether they have been impaired. Costs are charged to operations at the time the assessment indicates an impairment has occurred..

Other Property and Equipment and Related Depreciation:

Other Property and Equipment is stated at cost and is depreciated using the straight-line method over estimated useful lives of three to ten years.
Maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.
Gains and losses on dispositions are included in operations.

Organization Costs:

Organization costs are capitalized and amortized over five years.

Loss Per Common Share:

Loss per common share is based upon the weighted average number of shares outstanding during the period.


3. PROPERTY:


                      May 31, l996     May 31, l997


Mining claims            $665,701       $658,326


The Company believes that it generally has good title to all its mining properties. The recovery of the Company's investment in mining claims is dependent upon the successful sale of these properties.


4. SHORT TERM DEBT:


Short term debt at May 31, l997 consists of the following:


Short-term debt payable to Company officers    $54,592

Short-term debt payable to an officer           14,102

Short-term debt payable to Natrona Service,
Inc. owned by officers of the Company           35,366

Other short-term debt                            4,580
                                               _______
                                               108,640



5. LONG TERM DEBT;


Long-term debt at May 31, l997 consisted of the following:



Note payable to officers of the Company,
interest at 12% per annum due 5-31-99         $155,203

Notes payable to an officer of the
Company, interest at 11% to 12.75%
due 5-31-2000 to 2002                          400,756

Obligation to an individual in 169
ounces of gold from production                  30,000

Note payable to an individual bearing
interest at 2% over prime due 5-31-2002          5,090

Note payable to an individual bearing
interest at 2% over prime due 7-24-2001         22,335
                                               _______
                                               613,384



6. Income Taxes:

As of May 31, 1997 the Company has estimated net operating loss carryforewards available in the United States for offset against future taxable income, which, if not used, will expire as follows:


    Net Operating Loss              Year Expires


       515,000                          1997
       626,000                          1998
       174,000                          1999
       139,000                          2000
        82,000                          2001
        63,000                          2002
        90,000                          2003
        85,471                          2004
       399,925                          2005
        59,048                          2006
        14,498                          2007
     1,914,238                          2008
         4,768                          2009
         2,058                          2010
        17,167                          2011
        12,627                          2012


7. Incentive Stock Option Plan:

The Company's Incentive Stock Option Plan expired 12-3-96.
No options had been granted.

8. Related Party Transactions:

Since the inception of the Company, the president and treasurer of the Company had advanced money to the Company without collateral and paid certain expenses for the Company which in the aggregate, approximate $624,500. The Company has repaid approximately #463,000 of the above including interest thereon at 2% above prime.

On May 31, l984, the Company entered into a nontransferable, convertable, subordinated promissory note with the president and treasurer of the Company in the amount of $155,203. The note bears interest at 12% with principal and accrued interest due May 31, 1999. The note is completely or partially convertable into shares of the Company's $0.01 par value common stock at the rate of $0.19 per share. If the note is fully converted by the due date, no interest will be paid.

CORPORATE DATA

STOCK PRICES

On February 22, l982, the Company completed a public offering of 5,000,000 units consisting of one share of the Company's common stock and a warrant to purchase one fifth of a share of the Company's common stock. On January 12, 1984, the warrants expired without being exercised. The
Company's stock is traded over-the-counter; symbol NUGT.

As of May 31, l997, the Company had approximately 634 shareholders of record. Since inception, the Company has not paid dividends on its common stock and there are no plans to pay any dividends in the foreseeable future.
During the reporting year, the Company's stock price averaged $0.028.

Officers and Directors and Principal Occupation:

John W. MacGuire, President & Director, Chief Executive
Officer of the Company.

Delores H. MacQueen, Secretary & Director, Officer of the Company.

Mary C. MacGuire, Treasurer & Director, Officer of the
Company.

Transfer Agent: American Securities Transfer, Inc.  1825
Lawrence Street, Denver, Colorado 80202.

Corporate Office: 815 South Durbin Street, Casper,
Wyoming, 82601, Phone 307-234-9151.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS,
SECURITY OWNERSHIP AND MANAGEMENT

On May 31, l997, the Company had 15,006,000 shares of its $0.01 par value common stock issued and outstanding.

The following persons are the only persons known to the Company who on May 31, l997 owned beneficially more than 5% of the Company"s $0.01 par value common stock, its only class of outstanding voting securities. These two persons are also, at this time, its directors and officers.


Beneficial Ownership


Name & Address       Shares Owned       Percent of Class


John w. MacGuire      1,852,000 <F1> <F2> <F3>    12%
815 S. Durbin St.
Casper, WY 82601

Mary C. MacGuire      1,860,000 <F2> <F3>         12%
815 S. Durbin St.
Casper, WY 82601
                                                 _____
                                                  24%

<F1>

Includes 25,000 shares owned by Mr. MacGuire's daughter.

<F2>

John W. MacGuire and Mary C.MacGuire are husband and wife and thus each may be deemed to have shared voting and investment power over shares owned by the other.

<F3>

John W.and Mary C. MacGuire hold a nontransferable, convertable subordinated promissory note from the Company which may be converted into 816,858 shares at any time.



EXECUTIVE OFFICERS AND COMPENSATION

John W. MacGuire has been president since 7-24-80.
He is 72 years old . His principal occupation for the last five years has been chief executive officer of the Company. He may be deemed to be a control person.

Mary C. MacGuire has been treasurer since 8-20-82.
She is 67 years old. Her principal occupation is accounting.

Delores H. MacQueen has been secretary since 7-1-94.

John W. MacGuire and Mary C. MacGuire are husband and wife. There are no arrangements or understandings pursuant to which any of the officers and directors are selected as officers or directors. No director is a director of any other public company.

The Company did not hold an Annual Meeting during the fiscal year ended May 32, l997.

During the fiscal year ended May 31, l997, the Company had two directors' meetings. The Company has no standing audit, nominating or compensation committees.

EXECUTIVE COMPENSATION

Cash Compensation

No cash compensation was paid by the Company to any officer during the fiscal year ended 5-31-97.
However, the Company owes $418,750 to Mr. MacGuire in salery accrued in prior periods.

Other Compensation

The Company pays incidental compensation to executive officers from time to time, consisting primarily of reimbursements for business related activities on behalf of the Company.

Compensation of Directors

The Company's directors were not paid any remuneration in their capacity as directors during the fiscal year ended May 31, l997.

CERTAIN TRANSACTIONS

As of May 31, 1984, the Company owed a total of $155,203 to John W. MacGuire and his wife, Mary C. MacGuire for net amounts advanced to the Company by them plus interest charged at 2% over prime at the end of each month on balance outstanding from time to time over the previous several years. The Company considers that the interest charged was as favorable to the Company as could have been obtained from an unaffiliated party.
The Company issued effective May 31, 1984 a five year nontransferrable, subordinated promissory note in the principal amount of $155,203 bearing 12% interest per annum and the principal amount convertable at $0.19 per share to Mr. and Mrs. MacGuire to evidence this Company obligation. This note has been renewed and will come due at May 31, 1999.

The Company's secretary holds five nontransferrable, subordinated promissory notes as follows: $13,063 at 11% due May 31, 2000: $69,254 at 2% over prime due
February 28. 2001, $59,860 at 2% over prime due
January 15, 2002, $19,730 at 12% due May 29, 2002 and
$238,849 at 12.75% due March 7, 2001. The notes are completely or partially convertable into shares of the Company's $0.01 par value common stock at the rate of $0.06, $0.045, $0.09, $0.085 and $.05 per share respectively.

COMPANY ACCOUNTANTS

Pursuant to Rule 3-11 of Regulation S-X, the Company did not engage an independent auditor for the fiscal year ended May 31, l997.

1997 ANNUAL REPORT ON FORM 10-K

THE COMPANY'S 10-K REPORT FOR 1997 CONSISTS PRIMARILY
OF CROSS REFERENCES TO INFORMATION IN THE COMPANY'S
ANNUAL REPORT TO SHAREHOLDERS.  SHAREHOLDERS WHO WISH
TO OBTAIN WITHOUT CHARGE, A COPY OF THE COMPANY'S 10-K
REPORT FOR THE YEAR ENDED MAY 31, l997 AS FILED WITH
THE SECURITIES EXCHANGE COMMISSION, SHOULD ADDRESS A
WRITTEN REQUEST TO; Nugget Exploration, 815 South
Durbin Street, Casper, Wyoming 82601.